Argentex Mining Completes Private Placement

Vancouver, B.C., November 30, 2009 -- Argentex Mining Corporation ("Argentex") (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that it has completed its brokered private placement on November 27, 2009, as previously announced on November 20, 2009.

Although originally announced as an offering of up to C$4,004,000, it was oversubscribed and Argentex raised gross proceeds of C$4,172,569.80 through the issuance of 5,960,814 units (the "Units") at a price of C$0.70 per Unit. Each Unit consisted of one common share of Argentex (each a "Unit Share") and one-half of one non-transferable common share purchase warrant (each whole warrant, a "Warrant"). Each Warrant entitles the purchaser to purchase one additional common share of Argentex (each a "Warrant Share") at a price of C$0.90 for a period of two years after closing, subject to early expiration in the event that the common shares of Argentex trade on the TSX-V or the OTCBB with an average closing price greater than C$1.25 for a period of 30 consecutive trading days.

Argentex intends to use the proceeds of the private placement to fund exploration activities at its properties in the Patagonia region of Argentina, for working capital and for general corporate purposes.

Wellington West Capital Markets Inc. and Canaccord Capital Corporation acted as the agents in connection with the offering and received an aggregate cash commission of 6% of the gross proceeds of the offering, together with an aggregate of 357,648 non-transferable broker warrants. Each broker warrant entitles the holder to purchase one common share of Argentex (a "Broker Warrant Share") at an exercise price of C$0.72 for a period of one year after closing.

Except as specified in this press release, none of the securities offered or sold in the private placement have been or will be registered under the United States Securities Act of 1933, as amended (the "Act"), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Each of the Unit Shares, the Warrant Shares and the Broker Warrant Shares is a "restricted security" under the Act and will be subject to a hold period of at least six months from the date they are issued. In addition, these securities are subject to a hold period of four months and one day expiring on March 28, 2010. The Warrants and the broker warrants are also restricted securities subject to these restrictions but, in addition, these securities are non-transferable by their terms.

At closing, Argentex agreed to file, within 45 days after closing, a registration statement with the U.S. Securities and Exchange Commission (the "SEC") to register the Warrant Shares for resale in the United States. If and when this registration statement is declared effective by the SEC, it will not reduce any hold period or otherwise affect any resale restrictions mandated by the Canadian securities laws.

FURTHER INFORMATION:

Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.